EXHIBIT 99.1


                             GRANT PARK FUTURES FUND


                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     8/26/05

                       WEEKLY ROR             MTD ROR                    YTD ROR
CLASS A UNITS            0.42%                 -1.71%                     -6.20%
CLASS B UNITS            0.40%                 -1.77%                     -6.78%

* Subject to independent verification

              WEEKLY COMMENTARY FOR THE WEEK ENDED AUGUST 26, 2005

The Grant Park Futures Fund reported moderate gains over the last week. Positions in the energy and agricultural/soft commodity sectors were responsible for the majority of gains. Losses were mainly attributed to positions in the stock indices.

Long positions in the energy sector made gains as prices for crude oil and related products settled the week in higher territory. Concerns over the availability of supply in the wake of Hurricane Katrina helped to push the price of crude oil higher, settling the October crude oil contract 34 cents better at $66.13 per barrel. News that U.S gasoline inventories fell an unexpected 3.2 million barrels the previous week also helped to keep prices firm, closing the October unleaded gasoline contract 4.04 cents higher for the week at $1.8534 per gallon. The biggest gains in the sector came from long positions in the natural gas market. The October contract rallied 65 cents, or 7%, to close the week $9.806 per British thermal unit. Prices rose on fears that any disruption to refinery operations caused by the hurricane will hamper supplies for the upcoming winter. Longs in heating oil also were profitable as that contract added 1.51 cents for the week to settle at $1.8712 per gallon.

Short positions in the coffee market led to gains in the agricultural/soft commodity sector. Analysts cited technical-based selling as the main reason for the sell-off, as investors moved to cover long positions after the contract traded to levels not seen since November of last year. The December contract closed at 95.70 cents per pound, 4.45 cents lower than last week. Long positions in the sugar market also reported profits. The October contract on the New York Board of Trade rose .08 cents to settle at 9.76 cents per pound as a wave of buying out of Syria, Pakistan and Bangladesh helped to support the market. Short positions in the soybean complex (including soybean oil and meal), corn and wheat were also profitable as each of those agricultural markets settled the week at lower levels.

Long positions in the stock indices resulted in losses for the week. Both domestic and foreign markets closed the week lower as investors fretted that higher energy costs would translate into a slowdown in economic activity. Longs in the NASDAQ-100 lost ground as the index fell 16 points for the week, closing at 1563.5. The S&P Composite Index fell 17.90 points, closing at 1205.90. Overseas markets also settled the week in lower territory. Longs in the Paris CAC, German DAX and London FTSE-100 all lost ground as higher energy prices gave investors reason to sell share markets.

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


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